EXHIBIT 11
                                   ----------

                    CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      (in thousands, except per share data)


                                            For the Three Months Ended May 31,
                                         ---------------------------------------
                                               1999                  1998
                                         -----------------     -----------------
                                          Basic    Diluted      Basic    Diluted
                                         -------   -------     -------   -------
Income applicable to common shares       $10,846   $10,846     $13,099   $13,099
                                         =======   =======     =======   =======
Shares:
Weighted average common shares
  outstanding                             17,977    17,977      18,748    18,748
Adjustments:
  Stock options                             -          470        -          580
                                         -------   -------     -------   -------
Adjusted weighted average common
  shares outstanding                      17,977    18,447      18,748    19,328
                                         =======   =======     =======   =======
Earnings per common share                $  0.60   $  0.59     $  0.70   $  0.68
                                         =======   =======     =======   =======